--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL

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/ / Check this box if no                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number:       3235-0287
    longer subject to                                                                                   Expires: January 31, 2005
    Section 16.  Form 4 or    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    Form 5 obligations may       Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
    continue.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X  Director             10% Owner
     Gloyd        Lawrence           E.         Woodward Governor Company  WGOV                ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
                                                Person, if an entity
                                                (voluntary)
5001 N. Second Street                                                      01/24/2003
--------------------------------------------    ---------------------      ------------------ -------------------------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check Applicable Line)
                                                                           (Month/Day/Year)    X Form filed by One Reporting Person
                                                                                              ---
                                                                                                 Form filed by More than One
Rockford         IL                 61111                                                     ---Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Woodward Governor
Company Common
Stock                                                                                   6,292             D
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Woodward Governor
Company Common                                                                                                         Held in
Stock                                                                                     200             I            Wife's Trust
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                            TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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Nonqualified Stock Option                                                                                         01/22/   01/21/
(right to buy)                         $36.91       01/22/03                                 1,000                2004     2014
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities        Ownership
                                                    Owned             Beneficially     (Instr. 4)
                                                    Following         Owned at End
                                                    Reported          of Month
                                                    Transaction(s)    (Instr. 4)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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   Common Stock  1,000(a)                           3,000             D
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Explanation of Responses: (a) Grant to reporting person of option to buy shares of common stock under the Woodward Governor Company 2002 Stock Option Plan is an
                          exempt transaction under Rule 16b-3.




      /s/ Lawrence E. Gloyd                 01/24/03
      -----------------------------------  -----------
      **Signature of Reporting Person       Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

